                                                                       EXHIBIT 2


                             SUBSCRIPTION AGREEMENT


         THIS SUBSCRIPTION AGREEMENT is made and entered into as of the 25th day of March, 2003, by and among InvestorsBancorp, Inc., a Wisconsin corporation (the "CORPORATION"), Tom Evans, not individually but as trustee of the Emily A. Schonath Irrevocable Trust, dated December 31, 1996 (the "EAS TRUST"), and Tom Evans, not individually but as trustee of the Sarah E. Schonath Irrevocable Trust, dated December 31, 1996 (the "SES TRUST" and collectively with the EAS Trust, the "SUBSCRIBERS").

                                   WITNESSETH:

         WHEREAS, the Corporation is authorized to issue 9,000,000 shares of common stock, $0.01 par value per share (the "COMMON STOCK");

         WHEREAS, the Subscribers desire to subscribe for a total of 70,422 shares of Common Stock, in the amount and in accordance with the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, the Corporation desires to accept the subscription of the Subscribers in the amount and in accordance with the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants hereinafter contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. SUBSCRIPTION FOR SHARES; PURCHASE PRICE. Each Subscriber hereby subscribes for 35,211 shares of Common Stock (the "SHARES") at a purchase price of $14.20 per Share (the "PURCHASE PRICE") for an aggregate amount of $499,996.20 from each Subscriber; provided, however, that the Purchase Price and number of Shares subscribed for may be adjusted as provided herein.

         2. PAYMENT FOR SHARES. Simultaneously with the execution of this Subscription Agreement, the Subscribers shall pay to the Corporation the Purchase Price for the Shares.

         3. ISSUANCE OF SHARES. As soon as is practicable after the execution hereof and after the payment by the Subscribers of the Purchase Price as provided in Section 2 above, the Corporation shall issue to the Subscribers all those Shares that the Subscribers have subscribed to in Section 1 above, the Corporation shall thereupon execute and deliver certificates evidencing such Shares to the Subscribers, and all such Shares shall thereupon be deemed to be fully paid and nonassessable, except with respect to wage claims of employees as provided in Section 180.0622(2)(b) of the Wisconsin Statutes.

         4. ADJUSTMENT. In the event that the Corporation consummates a cash-out going private merger after the date hereof and the price per share of Common Stock paid in such merger is greater than the Purchase Price, the Purchase Price shall automatically adjust to the price per share of Common Stock paid in the merger and the number of Shares subscribed for by each Subscriber shall automatically adjust to a number equal to the quotient of
(a) $500,000, divided by (b) the Purchase Price, as so adjusted, and then rounded to the nearest whole number of shares of Common Stock. In the event the number of Shares is adjusted as provided herein, the Subscribers shall immediately remit to the Corporation any additional amounts required to pay the Purchase Price for the Shares, as adjusted, and the Subscribers shall surrender the certificates representing the Shares to the Corporation in exchange for new certificates representing the Shares, as adjusted.

         5. INVESTMENT REPRESENTATIONS. Each Subscriber represents and warrants to the Corporation that it has subscribed for the Shares pursuant to this Subscription Agreement for investment purposes only, for its own account, and with no view towards resale or further distribution thereof, in whole or in part, and understands and acknowledges that such Shares are not likely to be readily marketable and that such Shares have not been, nor are they intended to be, registered pursuant to any state or federal law pertaining in any way to the distribution or sale of securities.

         6. COMPLIANCE WITH SECURITIES LAWS. The Subscribers shall not sell or offer for sale any Shares unless they are covered by an effective registration statement under the Securities Act of 1933, as amended, and under any applicable federal or state securities laws, or unless an exemption from such registration is applicable thereto.

         7. GOVERNING LAW. This Subscription Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Wisconsin.

         8. COUNTERPARTS. This Subscription Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all such counterparts shall constitute one and the same instrument.





                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement as of the day and year first above written.

                                    INVESTORSBANCORP, INC., a Wisconsin
                                    corporation

                                    /s/ GEORGE R. SCHONATH
                                    --------------------------------------------
                                    By:  George R. Schonath
                                    Its: Chief Executive Officer



                                    SUBSCRIBERS:


                                    /s/ TOM EVANS
                                    --------------------------------------------
                                    Tom Evans, not individually but as trustee
                                    of the Emily A. Schonath Irrevocable Trust,
                                    dated December 31, 1996


                                    /s/ TOM EVANS
                                    --------------------------------------------
                                    Tom Evans, not individually but as trustee
                                    of the Sarah E. Schonath Irrevocable Trust,
                                    dated December 31, 1996